Exhibit B

                             STOCK OPTION AGREEMENT

     THIS AGREEMENT, made this 4th day of December, 1991, by and between Mueller Industries, Inc., a Delaware corporation (the "Company") and Harvey L. Karp, who resides at West End Road, (P.O. Box 30) East Hampton, New York 11937 (the "Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company desires to to obtain the services of the Optionee as set forth in an employment agreement between the Optionee and the Company dated as of October 1, 1991 (the "Employment Agreement"); and

     WHEREAS, as an inducement for the Optionee to enter into the Employment Agreement, the Company has agreed to grant the Optionee stock options as follows:

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Option. The Company grants to the Optionee, during the period commencing as of October 1, 1991 and ending one year from the termination of the Optionee's employment with the Company under the Employment Agreement (the "Expiration Date"), the right and option (the "Option") to purchase from the Company, up to, but not exceeding in the aggregate, five-hundred thousand (500,000) shares of the Company's common stock, par value $.01 per share (the "Stock") at the closing price of the Stock on the New York Stock Exchange on the last trading day preceding the date on which this Agreement is signed, as written below the signature lines on the last page of this Agreement, or such lower price as the Company may hereafter determine to be fair and reasonable.

     2. Exercisability of Option. The Option shall be exercisable in whole or in part as of October 1, 1991 and shall remain so exercisable until the Expiration Date, unless the Executive's employment under the Employment Agreement is terminated for Cause (as defined therein) in which case the Executive shall forfeit the Option effective as of the date of the termination of his employment with the Company, provided, however, that the Option shall remain exercisable for the 30 day period following the Executive's receipt of the written notice required under section 4(b) of the Employment Agreement.

     3. Method of Exercising Option. (a) The Optionee may exercise the Option by delivering to the Company a written notice stating the number of shares that the Optionee has elected to purchase at that time from the Company and full payment of the purchase price of the shares then to be purchased. Payment of the purchase price of the shares may be made (i) by certified or bank cashier's check payable to the order of the Company, or (ii) by surrender or delivery to the Company of shares of Stock having a fair market value equal to the purchase price.

     (b) At the time of exercise, the Optionee shall pay to the Company such amount as is necessary to satisfy the Company's obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon; provided, however, that such Optionee may, at his election and in lieu of paying such amounts,



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instruct the Company to withhold from the shares of Stock otherwise deliverable, shares with an aggregate fair market value equal to the amount of such withholding obligation.

     (c) With respect to any Option exercise made pursuant to this Section 3, the "fair market value" of the Stock shall mean the average closing price of the Stock on the New York Stock Exchange (or such other exchange on which the Stock is then listed) during the five business days immediately preceding the date upon which the Optionee delivers written notice of exercise.

     4. Issuance of Shares. As promptly as practicable after receipt of notification of exercise, full payment of purchase price and satisfaction of tax withholding as provided in Section 3, the Company shall issue or transfer to the Optionee the number of shares as to which the Optionee has been so exercised, and shall deliver to the Optionee a certificate or certificates therefor, registered in his name.

     5. Non-Transferability. (a) The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by him. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect.

     (b) Whenever the word "Optionee" is used in any provision of this agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, personal representatives, or the person or person to whom the Option may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

     6. Rights as Stockholder. The Optionee or a transferee of the Option shall have no rights as a stockholder with respect to any share of Stock covered by the Option until he shall have become the holder of record of such share.

     7. Recapitalizations, Reorganizations, Etc. (a) The existence of the Option shall not affect the power of the Company or its stockholders to accomplish adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or securities ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act.

     (b) The shares with respect to which the Option is granted are shares of Stock of the Company as presently constituted, but if, and whenever, before the delivery by the Company of all of the shares of optioned Stock, the Company shall issue Stock, or effect a subdivision or consolidation of Stock outstanding, without receiving fair value therefor in money, services or property, the number and price of shares remaining under the Option shall be


                                      -2-

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appropriately adjusted to preserve the full value of the Option as determined immediately prior to such transaction.

     (c) Upon any change in the outstanding shares of Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Company shall make such substitutions or adjustments as are appropriate and equitable, as to the number or kind of shares of Stock or other securities covered by this Option and the option price thereof. The Company shall notify the Optioneee of any intended sale of all or substantially all of the Company's assets within a reasonable time prior to such sale.

     8. Notice. Notice and other communications relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by him or it in a notice mailed or delivered to the other party as herein provided; unless and until some other address be so designated, all notices or communications by the Otpionee to the Company shall be mailed or delivered to the Company at 555 North Woodlawn, Wichita, Kansas 67208, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to him at the address shown below his signature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        MUELLER INDUSTRIES, INC.

                                        By: /s/ Earl W. Bunker
                                            ------------------------------
                                            Name: Earl W. Bunker
                                           Title: EVP Finance
                                            Date: December 4, 1991


                                        By: /s/ Harvey L. Karp
                                            ------------------------------
                                            Name:  Harvey L. Karp
                                            Date:  December 4, 1991

Address of Option:

West End Road
P.O. Box 30
East Hampton, NY  11937


                                      -3-


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                    [Letterhead of Mueller Industries, Inc.]



March 3, 1992

Mr. Harvey Karp
Mueller Industries, Inc.
888 Seventh Avenue
New York, NY  10106

Dear Mr. Karp:

This letter is to confirm the granting of an option to purchase an additional 500,000 shares of the Company's common stock on the terms and conditions, and at the same price ($8.25) as under the Option Agreement with you dated December 4, 1991 except as follows:

(a) The number of shares granted hereunder shall be reduced by the number of options shares which the Company may grant as an inducement to secure the services of a President or similar officer. The President or similar officer may either be a new employee or a present employee.

(b) The options hereunder shall not be exercisable until the President or similar officer commences performing his duties, or such earlier date as the Board may determine, or December 31, 1993, whichever occurs first. In the event the President or similar officer is not selected by December 31, 1993, the Compensation Committee of the Board reserves the right to set aside a portion of the 500,000 shares for the future President or similar officer.

(c) All other conditions of this grant remain the same as the previous stock option agreement dated December 4, 1991 (copy attached).

Very truly yours,

MUELLER INDUSTRIES, INC.

By: /s/ Earl Bunkers
    ------------------------------

                                        APPROVAL:

                                        /s/ Harvey L. Karp
                                        ----------------------------------

ALSO APPROVED BY:

/s/ Gary S. Gladstein
------------------------------
Gary S. Gladstein
Chairman of Compensation
Committee